Exhibit 99.1

NEWS RELEASE

Contact: Kevin Olsen, CFO, kolsen@dormanproducts.com , (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Announces

Expansion and Extension of Stock Repurchase Program

COLMAR, PENNSYLVANIA (December 9, 2016) – Dorman Products, Inc. (the “Company”) (NASDAQ:DORM) today announced that its Board of Directors has approved a resolution to increase and extend its share repurchase program by an additional $100 million, raising the aggregate authorization under the program to $250 million. The Company has spent $98.6 million to date under the existing authorization.

The authorization is effective through December 31, 2018. Stock repurchases under the program may be made from time to time, as the Company deems appropriate, based on factors such as market conditions, share price, share availability and other factors. There can be no assurance as to the number of shares the Company will purchase, if any, and the program may be modified, renewed, suspended or terminated by the Company at any time without prior notice.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 26, 2015. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.